REAL ESTATE SALES CONTRACT

THIS REAL ESTATE SALES CONTRACT (this “Agreement”) is made and entered into this 18th day of February, 2015 (the “Effective Date”) by and between The American Home Real Estate Investment Trust, Inc., a Maryland corporation (“Seller”) and 2015A Property Owner LLC, a Delaware limited liability company (“Buyer”).
1.SALE. Seller agrees to sell and convey, and to cause The American Home Real Estate Partnership, LP, a Delaware limited partnership, The American Home Real Estate Partnership II, LP, a Delaware limited partnership, The American Home Real Estate Partnership III, LP, a Delaware limited partnership, The American Home Real Estate Partnership IV, LP, a Delaware limited partnership, Sabre Value Queen City Fund, LLLP, a North Carolina limited liability limited partnership, Sabre Value Queen City Fund II, LLLP, a North Carolina limited liability limited partnership, and The American Home REIT Purchase s 1, LLC, a Delaware limited liability company (collectively, “Selling Subsidiary”), to sell and convey, to Buyer or its nominee(s), and Buyer agrees to purchase from Seller or Selling Subsidiary, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including the portfolio of two thousand four hundred sixty-two (2,462) homes commonly known by the street addresses set forth on Exhibit A-1 attached hereto (the “Portfolio”). (Each parcel of Land, the Improvements and Personal Property thereon, and the Leases and Intangibles thereunto pertaining, is sometimes referred to singularly as a “Property” or collectively as the “Properties”.) For purposes of this Agreement, the term, “Property” or “Properties” shall mean all of the following, collectively:
1.1.    Land. Those certain parcels of land described by the street addresses set forth on Exhibit A-1 attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller or Selling Subsidiary.
1.2.    Improvements. All improvements located on the Land, including, but not limited to, the Portfolio, and all other structures, systems, fixtures and utilities located on or associated with, and utilized by Seller or Selling Subsidiary in, the ownership and operation of the Portfolio (all such improvements, structures, systems, fixtures and utilities being collectively referred to as the “Improvements,” and together with the Land, the “Real Property”).
1.3.    Personal Property. All, if any, personal property owned by Seller or Selling Subsidiary, located on or in the Real Property and used in connection with the operation and maintenance of the Real Property, which includes all furniture, furnishings, appliances, machinery, equipment, supplies, inventory and other tangible personal property described on Schedule 1.3 (the “Personal Property”).
1.4.    Leases. Seller’s and Selling Subsidiary’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Real Property that are in effect on the Effective Date (as hereinafter defined), including, but not limited to, any leases, licenses or occupancy agreements that Seller or Selling Subsidiary executes and enters into prior to Closing pursuant to this Agreement (collectively, the “Leases”).
1.5.    Intangible Property. To the extent assignable, all of Seller’s and Selling Subsidiary’s right, title and interest, if any, in (i) trademarks, tradenames, development rights and

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entitlements and other intangible property owned by Seller or Selling Subsidiary and used in connection with the foregoing (but specifically excluding any reference to any Selling Subsidiary, “The American Home” or any derivative thereof); (ii) guaranties and warranties issued to Seller or Selling Subsidiary with respect to the Improvements; (iii) any reports, studies, surveys and other comparable analysis, depictions or examinations of the Real Property; and (iv) contract rights, contract claims, claims in litigation and rights to insurance proceeds and condemnation awards, to the extent related to the Real Property, Personal Property and/or Leases and except as set forth on Schedule 1.5 (collectively, the “Intangibles”).
2.    PURCHASE PRICE.
2.1.    Purchase Price. The total purchase price to be paid to Seller by Buyer for the Properties shall be TWO HUNDRED SIXTY-THREE MILLION AND NO/100 DOLLARS ($263,000,000.00) (the “Purchase Price”), subject to proration, deduction and adjustment as set forth in Section 11 below or otherwise hereunder. Provided that all Conditions Precedent to Buyer’s obligation to close have been satisfied and fulfilled, or waived in writing by Buyer and subject to Section 5.4 below, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds. The parties anticipate that the Closing shall be effected through a closing escrow covering the transfer of the Properties and the financing of the same by Buyer. Attached as Schedule 2.1 is a description of the methodology and calculations used by the parties to allocate the Purchase Price among each Property (the “Allocated Asset Values”). Furthermore, Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any applicable Tax law. All such withheld amounts shall be treated as delivered to Seller hereunder as part of the Purchase Price.
2.2.    Earnest Money. Simultaneously herewith (TIME BEING OF THE ESSENCE), Buyer shall deposit the sum of FIVE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,300,000.00) as its earnest money deposit (together with all interest earned thereon, the “Deposit”) in an escrow with Chicago Title Insurance Company (“Escrow Agent”). The Deposit shall be applied against the Purchase Price at Closing. Notwithstanding anything contained herein to the contrary, a Ten Dollar ($10.00) portion of the Deposit shall be paid to Seller in connection with any termination of this Agreement as independent contract consideration. Buyer’s failure to timely deliver the Deposit shall result in the automatic nullification of this Agreement without need for a further writing or other further action by either party hereto. Simultaneously herewith, Buyer and Seller shall enter into an agreement substantially in the form attached hereto as Exhibit A-2 with respect to the escrow of the Deposit. The “Allocated Deposit” for each Property shall be the amount equal to the Deposit multiplied by the fraction of (x) the Allocated Asset Value of such Property over (y) the Purchase Price.
2.3.    Package Sale. Buyer and Seller acknowledge and agree that the Properties shall be sold together as a package in accordance with the terms of this Agreement. Except as expressly set forth herein, Buyer shall have no right to purchase less than all of the Properties. Except as expressly set forth herein, any rights of Buyer contained herein to terminate this Agreement

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shall require termination of the entire Agreement and shall not be construed as giving Buyer the right to exclude, or terminate only as to, one or more of the Properties.
2.4.    Financing Contingency. Buyer shall use commercially reasonable and diligent efforts to obtain a financing commitment on or prior to February 20, 2015 (the “Financing Contingency Period Expiration Date”). Notwithstanding anything to the contrary herein, in the event that, despite Buyer’s use of commercially reasonable and diligent efforts to obtain such financing commitment prior to the Financing Contingency Period Expiration Date, and unless Buyer’s failure to obtain such financing commitment prior to the Financing Contingency Period Expiration Date is a result of an actual or prospective change in control of the ownership of Buyer, in which event no termination right shall be available, Buyer has not obtained such financing commitment, Buyer shall have the right to send written notice to Seller terminating this Agreement (the “Termination Notice”) on or prior to 5:00 P.M. (Eastern Time) on the Financing Contingency Period Expiration Date, in which event this Agreement shall terminate and the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply. In the event that Buyer shall fail to deliver the Termination Notice to Seller on or prior to 5:00 P.M. (Eastern Time) on the Financing Contingency Period Expiration Date (TIME BEING OF THE ESSENCE), Buyer shall be deemed to have waived its right to terminate this Agreement in accordance with this Section 2.4 and shall have no further right to terminate this Agreement pursuant to this Section 2.4.
3.    CLOSING; CONDITIONS PRECEDENT.
3.1.    The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place at the offices of Escrow Agent on the basis of this Agreement. The Closing shall occur on April 1, 2015, subject to the express adjournment rights provided herein, or at such other time as the parties may agree upon in writing (the “Closing Date”) (TIME BEING OF THE ESSENCE); provided, however, that if the Conditions Precedent have not been satisfied (or waived) on or prior to the Closing Date, Buyer, without limitation of any of Buyer’s rights as a result of Seller’s default hereunder, if applicable, may elect to extend the Closing Date until a date that is up to six (6) Business Days following the date such Conditions Precedent have been satisfied, and Seller shall continue to diligently and in good faith proceed to satisfy such Conditions Precedent and be obligated to close the transaction described herein; provided, however, that the initial Closing Date shall in no event be later than the date that is ninety (90) days after the Effective Date (the “Outside Closing Date”). If the Conditions Precedent for the initial Closing have not been satisfied by Seller (or waived) on or prior to the Outside Closing Date, then Buyer shall either (i) waive the unsatisfied Conditions Precedent and proceed to close without credit or deduction from the Purchase Price, (ii) provided that the Conditions Precedent for the initial Closing have been satisfied with respect to at least two-thirds (2/3rd) of the Properties (by number), close on those Properties for which the Conditions Precedent have been satisfied, with the remaining Properties to be handled pursuant to Sections 3.2 or 5.3 (as reasonably elected by Seller), as applicable, or (iii) only in the event that the Conditions Precedent for the initial Closing have not been satisfied with respect to at least seventy-five percent (75%) of the Properties, terminate this Agreement, in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply. The Closing shall be effective as of 12:01 A.M. on the Closing Date. Buyer and Seller shall each execute and provide such supplemental escrow instructions as the Escrow Agent shall

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reasonably require for purposes of defining its obligations hereunder provided that, as between Buyer and Seller, the terms of this Agreement shall in all events control. Reference in this Agreement to a “Closing” or a “Closing Date” shall be deemed to refer to the Closing or Closing Date with respect to each particular Property or Deferred Property, as applicable as and when the same occurs or is required to occur.
3.2.    As a condition precedent to Buyer’s obligation to close on any particular Property, the Diligence Agent shall not have identified (i) any Deficiency which remains uncured, or (ii) any situation, condition or defect which causes such Property not to be an Eligible Property. Subject to Section 5 and Seller’s other obligations under this Agreement, in the event that Diligence Agent identifies a Deficiency which remains uncured as of the date that is six (6) Business Days prior to the Closing Date, Seller shall, at its option, (i) elect to deem such Property a Deferred Property, in which event the provisions of Section 5.4 governing Deferred Properties shall apply, (ii) provide Buyer with a credit against the Purchase Price in an amount (to be reasonably agreed upon by Buyer and Seller) equal to the reduction in the value of the Property resulting from the uncured Deficiency, but only if Buyer is able to receive financing for such Property under its existing credit arrangements; provided that Buyer shall use commercially reasonable efforts to obtain such financing, or (iii) unless Buyer elects to purchase the affected Property despite the Deficiency, terminate this Agreement with respect to such Property, in which event this Agreement shall terminate as to such Properties only, and the purchase price shall be reduced by the applicable Allocated Asset Value and the applicable Allocated Deposit shall be returned to Buyer. In the event Diligence Agent identifies a situation, condition or defect which causes a Property not to be an Eligible Property, and such situation, condition or defect may be cured by the payment of money, such situation, condition or defect shall be treated as a Liquidated Defect under Section 5.3.1. If such situation, condition or defect cannot be cured by the payment of money, such situation, condition or defect shall be treated as an Other Defect under Section 5.3.2. “Deficiency” means with respect to any Document Package (A) the failure of one or more documents required to be contained therein to be fully executed or to match the information on the related Property Schedule, as applicable, (B) one or more documents contained therein have handwritten changes that are not initialed by all parties to such document or are mutilated, materially damaged or torn or otherwise unreadable or (C) the absence from a Document Package of any document required to be contained therein, in each case only to the extent Buyer is not able to receive financing for such Property under its existing credit arrangements as a result; provided that Buyer shall use commercially reasonable efforts to obtain such financing. “Diligence Agent” shall mean Green River Capital, LLC. “Eligible Property” means a Property for which the representations and warranties set forth in Sections 6.1.2, 6.1.3, 6.1.4, 6.1.8, and 6.1.9 are true and correct; provided, however that if such representations and warranties are not true and correct but Buyer is able to receive financing for such Property under its existing credit arrangements, then such Property shall be an Eligible Property, provided that Buyer shall use commercially reasonable efforts to obtain such financing. “Document Package” means, with respect to any Property, the following documents: (i) a vesting deed, which vesting deed shall be included in the Document Package or otherwise recorded in the appropriate local recorder’s office and (ii) for occupied or leased properties, a Lease.
3.3.    As of the Closing Date, the representations and warranties of Seller set forth in Section 6.1 hereof and the representations and warranties of Buyer set forth in Section 6.5 hereof

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shall be true, accurate and correct in all material respects as if specifically remade at that time; provided, however, that Seller shall have the opportunity to update any representation or warranty herein (and shall update any representation or warranty upon delivery to Seller by Buyer of notice of facts or circumstances indicating that such representation or warranty requires updating) at any time on or before the date that is two (2) Business Days prior to the Closing Date (any such update or amendment being referred to as an “Update”), and no such Update shall constitute a failure of a Condition Precedent so long as such Update has not been caused by, resulted from or necessitated by a breach of Seller’s covenants hereunder. Notwithstanding the foregoing sentence, in the event the Update reveals a Liquidated Defect or Other Defect, the same shall be governed by the terms of Section 5.3; in the event the Update reveals a Deficiency or that a Property is no longer an Eligible Property, the same shall be governed by the terms of Section 3.2; and in the event the Update otherwise reveals a situation, defect or condition that is not due solely to Seller taking an action permitted under Section 7 and that, in Buyer’s commercially reasonable discretion, would have a material adverse effect on the Properties taken as a whole, then Buyer shall have the option to terminate this Agreement, in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply. For purposes of this Agreement, a situation, defect or condition revealed by an Update would have a “material adverse effect on the Properties taken as a whole” if such situation, defect or condition would reduce the value of the Portfolio by an amount in excess of two percent (2%) of the Purchase Price (as reduced from time to time, if applicable). In the event the Update reveals that the aggregate monthly rent payable by Tenants in the Properties, excluding any concessions to such Tenants, is more than $25,000 less than the amount set forth on the Property Schedule and such discrepancy is due solely to Seller taking an action prohibited under Section 7, the Purchase Price (and the applicable Allocated Asset Values) shall, in lieu of any other remedies hereunder, be reduced by $20 for each $1 that the aggregate monthly rent differs from the amount set forth in the Property Schedule, minus $25,000. Notwithstanding anything herein to the contrary, any Purchase Price adjustment made pursuant to the preceding sentence shall be excluded from the determination of whether a situation, defect or condition revealed by an Update would have a material adverse effect on the Properties taken as a whole.
3.4.    Notwithstanding anything to the contrary contained herein, the obligation of Buyer to close title and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the applicable Closing of each of the conditions precedent listed below (referred to herein as the “Conditions Precedent”), provided that Buyer, at its election, evidenced by written notice delivered to Seller at or prior to the applicable Closing, may waive all or any of such conditions:
3.4.1.    Seller shall have executed and delivered to Buyer, or the applicable party, all of the documents required to be delivered by Seller at the Closing as set forth in Section 8, which in the case of any document related to a particular Property, shall be assessed on a Property by Property basis;
3.4.2.    Seller shall have taken all other action required of Seller pursuant to this Agreement necessary to effectuate Closing on such Property, which in the case of any action related to a particular Property, shall be assessed on a Property by Property basis;

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3.4.3.    Seller shall have performed and observed all of the obligations and covenants of and required by Seller pursuant to this Agreement prior to or as of the Closing Date, which in the case of any obligation or covenant related to a particular Property, shall be assessed on a Property by Property basis;
3.4.4.    With respect to a particular Property, the Diligence Agent shall not have identified (i) any Deficiency which remains uncured, or (ii) any situation, condition or defect which causes such Property not to be an Eligible Property;
3.4.5.    the representations and warranties in Section 6 of this Agreement shall be materially true and correct both as of the date made and as of the Closing Date, subject, however, to Seller’s right to Update pursuant to the terms of this Agreement, which in the case of any representation or warranty related to a particular Property, shall be assessed on a Property by Property basis;
3.4.6.    With respect to a particular Property, the Title Company shall be prepared to issue the Title Policy upon Closing and payment of the applicable portion of the Purchase Price and the premium for such Title Policy, provided, however, that the Condition Precedent in this Section 3.4.6 shall be deemed satisfied unless the failure to issue is due to the existence of a Defect or Seller’s failure to provide such information and documentation as is reasonably requested by Title Company.
4.    PROPERTY INSPECTION.
4.1.    Basic Property Inspection. To the extent not previously delivered to Buyer, Seller shall deliver to Buyer or make available to Buyer for its review and copying, as Seller may elect, all of the agreements, documents, contracts, information, records, reports and other items related to the Properties to the extent in Seller’s, Selling Subsidiary’s, or Seller’s property managers’ possession (i) described in Exhibit B-1 attached hereto or (ii) otherwise requested by Buyer at any time within five (5) Business Days prior to the Closing Date (collectively the “Documents”). At all times prior to Closing, Buyer, its agents and representatives shall be entitled to conduct a “Due Diligence Inspection,” which includes the rights to, at reasonable times during normal business hours and in each case subject to the rights of tenants under the Leases (the “Tenants”): (i) enter upon the unoccupied Real Property and the occupied Real Property (collectively, the “Inspection Property”) to the extent not permitted prior to the Effective Date or as otherwise consented to by Seller, such consent not to be unreasonably withheld, on reasonable notice to Seller, to perform non-invasive inspections and tests of the Inspection Property and environmental studies and investigations of the Inspection Property (including, without limitation, a so-called “Phase I” study); and (ii) examine the Documents and the files and records pertaining to the Properties in the possession of Seller, Selling Subsidiary and/or Seller’s property management agents; provided that Seller shall have the right to have a representative present during all or any of Buyer’s inspections and tests. Buyer shall not conduct any soil borings or other physically intrusive investigations of the Real Property without the prior written consent of Seller, which consent shall not be unreasonably withheld.

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4.2.    Indemnification. Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Inspection Property pursuant to Section 4.1 to be performed in a manner that does not unreasonably disturb or disrupt Tenants or the business operations at the Inspection Property. Buyer shall promptly restore and repair each Inspection Property to its condition prior to Buyer’s Due Diligence Inspection, including without limitation any damage to, or alteration of, the Inspection Property caused by Buyer or its agents or representatives, in each case at Buyer’s sole cost and expense. Buyer hereby indemnifies, protects, defends and holds the Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Parties”), harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) (collectively, “Losses”) that any Seller Party actually suffers or incurs as a result of (i) a breach of Buyer’s agreements set forth in Section 4.1 in connection with the Due Diligence Inspection or (ii) physical damage to the Inspection Property or bodily injury caused by Buyer or its agents, employees or contractors in connection with the right of inspection granted under Section 4.1; provided, however, that the foregoing indemnity shall not apply to, or be given with respect to, any pre-existing conditions with respect to the Properties that are merely discovered and not exacerbated by Buyer. Prior to Buyer entering the Inspection Property to conduct the inspections and tests described above, Buyer shall obtain and maintain for at least one (1) year after the date hereof, or shall cause each of its contractors and agents to obtain and maintain for such time period (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence. Such policies shall name Seller as an additional insured party and shall provide coverage against any claim for personal liability or property damage caused by Buyer or its agents, representatives or consultants in connection with such inspections and tests. Seller shall be given written notice at least thirty (30) days prior to cancellation, material amendment or reduction of any such coverage. The terms of Section 4.1 and this Section 4.2 shall survive the termination of this Agreement.
5.    TITLE AND SURVEY MATTERS.
5.1.    Conveyance of Title. At Closing, Seller agrees to deliver to Buyer special or limited warranty deeds to the Real Property in forms attached as Exhibit D attached hereto (the “Deeds”); in all cases in recordable form, conveying each portion of the Real Property to Buyer, without recourse to Seller except as otherwise expressly set forth in this Agreement, subject only to the Permitted Exceptions (as hereinafter defined). Buyer shall obtain one or more commitments (collectively, the “Title Commitment”) issued by a title company selected by Buyer and reasonably satisfactory to Seller (the “Title Company”), for one or more owner’s title insurance policies insuring Buyer with respect to the Real Property (collectively, the “Title Policy”), ALTA Policy Form 2006, in the full amount of the Purchase Price, allocated pursuant to Section 2.1 hereof. The cost of the Title Policies shall be borne by the party set forth on Schedule 12. In the event any Liquidated Defect or Other Defect is cured by Seller through the purchase of a title insurance endorsement to the Title Policy, then, notwithstanding anything to the contrary contained herein, the cost of such endorsement shall be borne by Seller.

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5.2.    Survey. Buyer may obtain an ALTA, as-built survey as to each parcel of the Real Property, certifying to Buyer, Seller and the Title Company that the survey was made in accordance with current ALTA/ASTM standards and showing no exceptions, encroachments or other title defects other than the Permitted Exceptions (collectively, the “Survey”). Seller shall cooperate with Buyer and the surveyors, to the extent reasonably required, in the preparation of the Survey and the cost of such reasonable cooperation shall be borne by Seller. The cost of the Survey shall be borne by the party set forth on Schedule 12.
5.3.    Defects and Cure. If the Title Commitment, the Survey or any update to either of the foregoing, (“Title Evidence”) discloses any claims, liens, encumbrances, restrictions, covenants, encroachments exceptions or conditions affecting the Real Property that are not Permitted Exceptions (the “Defects”), said Defects may be cured and removed at Seller’s expense in accordance with this Section 5.3.
5.3.1.    Liquidated Defects. On or prior to Closing, Seller shall be unconditionally obligated to cure or remove the following Defects (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below) or otherwise becoming known to Buyer following the Effective Date pursuant to an Update or otherwise: (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller, a Selling Subsidiary or any prior fee owner of a Property; (b) judgment liens against Seller, a Selling Subsidiary or any prior fee owner of a Property; (c) income tax or past due real estate tax liens; (d) other liens or title defects in a liquidated, specified or ascertainable amount; and (e) any mechanics liens. Notwithstanding anything to the contrary set forth herein, if, on or prior to the Closing Date, Seller fails to so cure or remove (or insure over at its expense, in a form and substance reasonably acceptable to Buyer) all Liquidated Defects, then Buyer may as its sole and exclusive remedy proceed to close with title to each Property as it then is, with the right to use a portion of the Purchase Price (to be reasonably agreed upon by Buyer and Seller) to cure or remove (by endorsement or otherwise, as reasonably determined by Buyer, acting in good faith) the Liquidated Defects if Buyer can obtain financing for such Property under its existing credit arrangements or if it cannot obtain such financing as a result of the Liquidated Defect, it shall treat such Liquidated Defect as an Other Defect. In the event Buyer and Seller are unable to agree on the amount necessary to cure or remove any Liquidated Defect or to the extent required in order for Buyer to obtain financing for a Property under its existing credit arrangements, Buyer shall require Seller to deposit at Closing in an account with the Title Company, or, if required by Buyer’s lenders after Buyer’s use of commercially reasonable efforts to have such lenders waive such requirement, an account with such lenders, in either case pursuant to an escrow agreement reasonably acceptable to Seller and Buyer, an amount equal to the greater of $1,000 per affected Property or 120% of the sum (to be reasonably determined by Buyer) of the aggregate disputed amount (such deposited amount, the “Specially Permitted Lien Deposit”). Seller shall use reasonable efforts, and Buyer shall reasonably cooperate with Seller, to cure or remove any Liquidated Defect for which Seller has made a Specially Permitted Lien Deposit for a period of ninety (90) days and shall have the right to direct the Title Company or Buyer’s lenders, as applicable, to disburse all or any portion of the Specially Permitted Lien Deposit for such purpose (and if the same is cured for an amount less than such Specially Permitted Lien Deposit, Seller shall be entitled

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to retain an amount equal to the Specially Permitted Lien Deposit for such Property less the amount actually paid by Seller to cure or remove such Liquidated Defect). If after such ninety (90) day period Seller fails to cure such Liquidated Defect, Buyer shall be entitled to retain the entire Specially Permitted Lien Deposit and thereafter Seller shall have no further obligations in respect of such Liquidated Defect. If applicable, Buyer shall use reasonable efforts to collect the amount of the Liquidated Defect paid (or credited) by Seller to Buyer on account of mechanics liens from the applicable Tenants in the ordinary course of its business (which shall not include any obligation to pursue eviction or other legal remedies against Tenant) for a period of ninety (90) days, and will reimburse Seller the same promptly upon collection thereof. Notwithstanding anything to the contrary contained herein, Seller reserves all claims and causes of action against Tenants who have initiated work from which mechanic’s liens have arisen and Seller may commence and prosecute a contract action against Tenants after Closing to collect any payments made by Seller on account of such mechanics liens, provided no such action shall seek termination of the Lease, eviction of a Tenant, or any levy against a Tenant’s interest in its Lease and no such action shall be commenced sooner than ninety (90) days after the Closing Date.
5.3.2.    Other Defects. Buyer may deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any Defect that is not a Liquidated Defect or a Permitted Exception, which renders title unacceptable to Buyer and which would materially reduce the value of the Property or call into question the validity or marketability of title (“Other Defects”): (a) that is evidenced by the initial Title Evidence, in which case Buyer shall deliver such Title Objection Notices within seven (7) Business Days of the later of (x) receipt of such Title Evidence by Buyer or (y) the date of this Agreement, or (b) that first arises, or is first disclosed to Buyer, subsequent to the delivery of the applicable item of Title Evidence to Buyer, in which case Buyer shall send such Title Objection Notices five (5) Business Days after the receipt of the applicable update or notice. Seller shall be obligated to advise Buyer in writing (“Seller’s Cure Notice”) within seven (7) Business Days after Buyer delivers any Title Objection Notice, which (if any) of the Other Defects specified in the applicable Title Objection Notice that Seller is willing to cure (the “Seller Cure Items”); provided, however, except as otherwise provided in this Agreement, nothing herein shall require Seller to (i) bring any action or proceeding or take any other steps or incur any expense (except for amounts payable to Buyer on account thereof as set forth herein) to remove any Liquidated Defect or Other Defect caused by an act or omission of any Tenant or Buyer or (ii) take any steps, or otherwise incur any expense (except for amounts payable to Buyer on account thereof as set forth herein) or bring any action or proceeding to remove any Other Defects. In the event that Seller fails to timely deliver a Seller’s Cure Notice (which shall be deemed to be Seller’s refusal to cure any Seller Cure Items), or in the event that Seller’s Cure Notice (specifying Seller Cure Items) does not include each and every Other Defect specified in each Title Objection Notice, then, unless Buyer elects to proceed to close and accept title to each Property subject to those Other Defects not included in Seller’s Cure Notice, without credit or deduction from the Purchase Price, Seller may elect, for any individual Property, to provide Buyer with a credit against the Purchase Price in an amount (to be reasonably agreed upon by Buyer and Seller) equal to the reduction in the value of the Property resulting from the uncured Other Defect and cause Buyer to close on such Property, but only if Buyer is able to receive financing for such Property under its existing credit arrangements; provided that Buyer shall use commercially reasonable efforts to obtain such financing, and shall otherwise elect for the remaining Properties (as to which no credit has been

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given): (1) if there are fifty (50) such remaining Properties or more, one of the following Seller Elections (as hereinafter defined) which shall be applicable to all of such remaining Properties; or (ii) if there are less than fifty (50) Properties, any of the following Seller Elections, which may be selected for some or all of such Properties as Seller may elect. For purposes hereof, “Seller Elections” shall mean any of the following: (A) to deem the Properties to which any uncured Other Defect relates a Deferred Property, in which event the provisions of Section 5.4 governing Deferred Properties shall apply, (B) to cause Closing with respect to such Properties to occur, payment for such Property taking the form of a promissory note from Buyer in a form conforming to the terms and conditions described on as Exhibit G or (C) to terminate this Agreement, but only as to such affected Properties, in which event this Agreement shall terminate as to such Properties only, and the purchase price shall be reduced by the applicable Allocated Asset Value and the applicable Allocated Deposit shall be immediately returned to Buyer. For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean (i) statutory liens for current Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that the amount of such contested Tax, assessment or charge has been escrowed in a manner reasonably acceptable to Buyer such that in the event such contest is not successful, such escrowed amount is available to pay the Tax, assessment or charge); (ii) inchoate mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business or for construction work not yet completed and as to which payment is not yet delinquent; (iii) zoning, entitlement and other land use and environmental regulations promulgated by any governmental entity; (iv) restrictive covenants, easements and defects, imperfections or irregularities of title or liens, or any other encumbrances, if any, that do not, in Buyer’s reasonable determination, materially detract from the value or use of the property encumbered thereby; (v) liens created by the Buyer, or its successors and assigns; (vi) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title (other than Liquidated Defects) that are set forth in the Title Evidence, but not objected to by Buyer in a Title Objection Notice; and (vii) any Other Defects that Seller elects, or is deemed to have elected, not to cure, but despite which Buyer nevertheless elects to close; provided, however, that Seller shall cure any Liquidated Defects in accordance with Section 5.3.1.
5.3.3.    Removal of Title Company. If the Title Company does not agree to remove or insure over any Liquidated Defect or other Seller Cure Item, but another nationally recognized title insurance company reasonably approved by Buyer is willing to insure over any such Liquidated Defect or Seller Cure Item, then Seller shall have the right to obtain, and Buyer shall accept, a Title Policy from such other title insurance company, in which case the term “Title Company” shall be deemed to refer to such other title insurance company for all purposes in this Agreement. The cost of such Title Policy shall be paid by the party set forth on Schedule 12, except that in the event such exhibit requires Buyer to pay for such Title Policy, Seller shall pay any amount by which the premium for such replacement Title Policy exceeds the initial premium for the Title Policy.
5.4.    Deferred Closings. If pursuant to Section 3.2 or Section 5.3.2, the closing date is deferred with respect to a Property, then such Property shall be deemed a “Deferred Property” and collectively with all other deferred Properties the “Deferred Properties.” This

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Agreement shall be deemed amended, without any further action on any party’s part, as follows with respect to the Deferred Properties:
5.4.1.    Following the initial Closing (and any subsequent Closing of less than all of the Deferred Properties), the Allocated Deposit for each Deferred Property shall be held by the Escrow Agent under an escrow agreement reasonably acceptable to Seller and Buyer and subject to the terms of this Agreement. No funds on account of the purchase price for the Deferred Properties shall be escrowed other than the Allocated Deposit.
5.4.1.    Seller shall use diligent and continuous efforts to cure each Other Defect and Deficiency with respect to the Deferred Properties as soon as possible. Seller and Buyer shall set a new closing date with respect to any Deferred Property (the “Deferred Closing Date”), which date shall be no later than ten (10) Business Days after Seller cures the applicable Other Defect or Deficiency. In the event that, despite using diligent efforts, Seller fails to effect such cure on or before the date that is two hundred seventy (270) days after the initial Closing Date, Buyer may elect to (A) terminate this Agreement with respect to the applicable Deferred Property, and the applicable Allocated Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder or (B) if agreed to by Seller, proceed to close on such Property with a credit against the Purchase Price in an amount (to be reasonably agreed upon by Buyer and Seller) equal to the reduction in the value of the Portfolio resulting from the uncured Other Defect or Deficiency, in which event Buyer shall accept title to such Deferred Property subject to such Other Defect or Deficiency.
5.4.2.    Each such Deferred Property shall continue to be subject to all of the terms and conditions of this Agreement as if it were a Property, and all obligations and rights of Seller or any Selling Subsidiary and Buyer with respect to the Deferred Property shall continue under this Agreement, mutatis mutandis, except that (i) the Purchase Price for such Deferred Property shall be the Allocated Asset Value of such Deferred Property as adjusted pursuant to Section 12 below or as otherwise adjusted pursuant to the terms of this Agreement (the “Deferred Closing Purchase Price”), (ii) the Closing Date shall be the Deferred Closing Date and (iii) the liquidated damages for Buyer’s failure to close with respect to such Deferred Property pursuant to Section 14.2 below shall be the Allocated Deposit for such Deferred Property. At the Closing for the Deferred Property, Buyer shall pay to Seller the Deferred Closing Purchase Price, less the Allocated Deposit.
6.    SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and, subject to the terms of Section 6.2 hereof and Seller’s right to provide an Update pursuant to Section 3.4 hereof, shall be true as of the Closing Date:
6.1.    Seller’s Representations; Buyer Waiver; Buyer’s Representations.
6.1.1.    Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Real Property entered by Seller, any Selling Subsidiary, any affiliate of any of the foregoing or any of its or their property management agents (the foregoing being, collectively, the “Seller Ownership Group”) that will survive Closing.

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6.1.2.    Leases. The property schedule attached as Schedule 6.1.2-1 (the “Property Schedule”) accurately and completely reflects in all material respects the street address, city, state, zip code, county, MSA, year built, property type, acquisition date, acquisition source, lease status, lease start date, lease end date, rental amount, rental range estimate, security deposit, Section 8 status, property tax amount, homeowners’ association dues and BPO values of all Leases (the “Existing Leases”) and Properties, as applicable, as of the date of the Property Schedule; provided, however, that the rental range estimates and BPO values accurately and completely reflect such estimates and values as provided to Seller by third parties, and Seller makes no representation or warranty as to the accuracy or completeness of such estimates and values themselves. No person or entity (other than Seller or Selling Subsidiary) has any possessory interest in the Property or right to occupy the same except an individual under and pursuant to the provisions of the applicable Lease (such individual, a “Tenant”) and any person claiming rights through any such Tenant. Copies of all Existing Leases and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Buyer and the copies so provided are true and complete in all material respects. The Existing Leases have not been amended, modified or terminated (except for any amendments delivered to Buyer pursuant to the preceding sentence). To Seller’s actual knowledge, except as otherwise disclosed on the Property Schedule, on Schedule 6.1.2-2 or, to Buyer’s actual knowledge, in the Documents, and in all material respects, (i) the Existing Leases are presently in full force and effect without any material default thereunder by the applicable Tenant; (ii) no Tenant has prepaid rent by more than 30 days in advance; (iii) any tenant improvements that Seller or Selling Subsidiary, as landlord, is obligated to complete, prior to the date hereof and pursuant to any Existing Lease, have been completed and, to Seller’s actual knowledge, have been accepted by the applicable Tenant and all tenant allowances or inducements that Seller or Selling Subsidiary, as landlord, is obligated to provide pursuant to the terms of any Existing Lease have been provided, exhausted or waived; (iv) no Tenant has notified Seller or Selling Subsidiary, as landlord, in writing, of any default by Seller or Selling Subsidiary pursuant to an Existing Lease that remains uncured; and (v) all security deposits are held in cash. Except as otherwise disclosed on Schedule 6.1.2-3, there are no leasing commissions or finder’s fees that may be due and payable after Closing by Buyer in connection with any Lease. Seller has delivered to Buyer complete copies of any third-party commission agreements pursuant to which a leasing commission or finder’s fee may be due and payable after Closing in connection with any Lease. Each Existing Lease is an Eligible Lease. The term “Eligible Lease” means a Lease that satisfies all of the following: (a) the form of such Lease is, in all material respects, substantially similar to one of the forms set forth on Exhibit H hereto; (b) the Lease is entered into on an arms-length basis without payment support by Seller or Selling Subsidiary; (c) the Lease had, as of its commencement date, an initial lease term of at least six months; and (d) the Lease is in compliance with all Applicable Laws in all material respects.
6.1.3.    Environmental Matters. Seller, Selling Subsidiary and Seller’s property management agents have operated the Property in material compliance with all applicable Environmental Laws. Except as disclosed on Schedule 6.1.3 hereto, neither Seller nor, to Seller’s actual knowledge, Selling Subsidiary, has received any written notice of any pending or threatened claims, complaints, notices, correspondence or requests for information with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances (as hereinafter defined) or with respect to any corrective or remedial action for, or cleanup of, the Real Property (an “Environmental Claim”), which Environmental Claim remains uncorrected. To Seller’s actual

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knowledge, no Hazardous Substances have been disposed of, or identified on, under or at the Property or were used in the construction of the Improvements, and no release of Hazardous Substances has occurred at, from, in, adjacent to, or on the Property, nor are there any Hazardous Substances in, on, about or migrating to the Property, and the Property is not affected in any way by any Hazardous Substances, all except for such Hazardous Substances or release of Hazardous Substances as would not have a material adverse effect on such Property. For purposes of this Agreement, “Environmental Laws” shall mean: all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). For purposes of this Agreement, “Hazardous Substances” shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.
6.1.4.    Compliance with Laws and Codes. The use and operation of the Properties by Seller Ownership Group are in material compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes, licenses, permits and authorizations. Except as set forth on Schedule 6.1.4 hereto, no member of the Seller Ownership Group has received any written notice advising or alleging that the Real Property, and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes, licenses, permits and authorizations. There has not been committed by any of Seller, Selling Subsidiary or Seller’s property management agents, or by any other person or entity in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any governmental authority the right of forfeiture as against the Property or any part thereof.
6.1.5.    Litigation. Except as set forth on Schedule 6.1.5 hereto, there are no pending or, to Seller’s actual knowledge, threatened, judicial, municipal or administrative proceedings affecting any Property, or in which Seller or, to Seller’s actual knowledge, Selling Subsidiary, is or will be a party by reason of Seller’s or Selling Subsidiary’s ownership or operation of the applicable portion of any Property, including, without limitation, proceedings for or involving collections, alleged building code or environmental or zoning violations, or personal injuries or property damage (not being defended by an insurance company) alleged to have occurred on the applicable portion of a Property or by reason of the condition, use of, or operations on, the applicable portion of a Property which would have a material adverse effect on an individual Property, the Properties as a whole or Seller’s ability to perform under this Agreement. Neither Seller nor, to Seller’s actual knowledge, any other member of the Seller Ownership Group, has received written notice of any pending or threatened condemnation or eminent domain proceedings affecting any Property or any part thereof. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller’ actual knowledge, threatened, against any member of the Seller Ownership Group.

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6.1.6.    Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required which has not been obtained as of the date hereof. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which any member of the Seller Ownership Group is a party or by which any member of the Seller Ownership Group or any Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which any member of the Seller Ownership Group or any Property is subject.
6.1.7.    Taxes. The Seller Ownership Group has filed all material Tax Returns which are required to be filed and has paid all material Taxes which have become due (whether or not shown on any Tax Return), including with respect to the Properties. All such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Properties. All monies required to be withheld by the Seller Ownership Group (including from employees of the Seller Ownership Group for income Taxes and social security and other payroll Taxes) have been collected or withheld, and paid to the respective taxing authorities. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code. Each of Seller and the Selling Subsidiaries is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver, in form and substance reasonably satisfactory to Buyer, at or prior to Closing (i) an “Entity Transferor” certification at Closing in accordance with Treasury Regulation § 1.1445-2(b) and (ii) any applicable state or local withholding exemption certificates reasonably requested by Buyer, evidencing a complete exemption from any state or local withholding requirement.
For purposes of this Agreement, the term “Taxes” means (A) all taxes, including income, gross receipts, ad valorem, value-added, excise, real property taxes and assessments, personal property, sales, use, transfer, stamp, withholding, windfall profit, severance, payroll, employment, production, environmental, alternative or add-on minimum, escheat payments, license and franchise taxes, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax or additional amounts resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and (B) any liability for the payment of amounts determined by reference to amounts described in clause (A) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or otherwise.
For purposes of this Agreement, the term “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be filed or supplied to a

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taxing authority in connection with Taxes, including any informational return, claim for refund, amended return or declaration of estimated Tax.
6.1.8.    Information; Condition.
6.1.8.1.    Seller has heretofore made available to Buyer copies of the material agreements, documents, instruments and other reports and information relating to the Properties described in Exhibit B-2 attached hereto, and such material agreements, documents, instruments and other reports and information are true, correct and complete in all material respects. Each Property consists of a single parcel or contiguous parcels of real property with a detached single family residence or a townhouse as part of a two-to-four-family dwelling unit erected thereon, in each case as reflected on the Property Schedule. Other than the Property set forth on Schedule 6.1.8.1-1, no Property is a mobile home, manufactured home, modular home, condotel unit, or individual condominium unit in a condominium project. To Seller’s actual knowledge, each Property has rights of access to public ways and is served by a water, sewer or septic system, and all public utilities for each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property, and all roads necessary to access the Property have been completed and dedicated to public use, all except as would not have a material adverse effect on such Property. Except for Properties in “turn status” as set forth on Schedule 6.1.8.1-2 each Property satisfies the Renovation Standards. “Turn status” means repairs or rehabilitation occurring between the move out of one Tenant at a Property and the move in of another Tenant at such Property. “Renovation Standards” means those maintenance, repairs, improvements and installations that are necessary for a Property to conform to requirements of applicable law and Requirements for Existing Housing One to Four Family Units (4905.1) or Minimum Property Standard for One and Two Family Dwellings (200.926) as applicable, as published by the U.S. Department of Housing and Urban Development. Notwithstanding anything to the contrary contained in this Agreement, the representations set forth in the last two sentences of this Section for a particular Property shall not survive the Closing applicable to such Property.
6.1.8.2.    No Property has been condemned in whole or in part. Except as set forth on Schedule 6.1.8.2, no proceeding is pending or, to Seller’s actual knowledge, threatened for a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto. To Seller’s actual knowledge, no Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism, natural disaster or other casualty except for any such damage that has been completely repaired.
6.1.8.3.    Schedule 6.1.8.3-1 identifies each Property subject to the rules and regulations of any homeowners’ association (“HOA”) and provides for such Property the name and contact information of the HOA and the amount of any dues payable to such HOA. Except as set forth on Schedule 6.1.8.3-2, no Property is subject to any prohibition on leasing such Property, including by any HOA, and to Seller’s actual knowledge, each Property is in material compliance with the rules and regulations of any HOA applicable to such Property. Except as set

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forth on Schedule 6.1.8.3-1, there are no unpaid HOA or similar fees with respect to any Property which are past due.
6.1.9.    Taxes. To Seller’s actual knowledge, all Real Estate Taxes (as hereinafter defined) related to each Property, including supplemental or other taxes, if any, governmental assessments, all water, sewer and municipal charges, fees and penalties incurred with respect to the Properties which previously became due and owing have been paid.
6.1.10.    Personal Property. The tangible Personal Property is owned by Seller or Selling Subsidiary and is not subject to any lien or encumbrance except for the Permitted Exceptions.
6.1.11.    Flood Zone. Except as set forth on Schedule 6.1.11, none of the Real Property is located in a federally designated “special flood hazard area.”
6.1.12.    ERISA/Labor Issues.
(a)    None of Seller, a Selling Subsidiary nor any member of a controlled group of corporations or trades and business (whether or not incorporated) under common control or any other entities which, together with Seller or a Selling Subsidiary, are treated as a single employer (“ERISA Affiliate”) under any or all of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) has ever maintained any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code. None of Seller, a Selling Subsidiary (or other affiliate of Seller) has ever been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).
(b)    None of Seller, a Selling Subsidiary (or other affiliate of Seller) have any obligations under any employee benefit plan or otherwise to provide health or death benefits to or in respect of former employees of Seller, a Selling Subsidiary (or other affiliate of Seller), except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.
(c)    Neither Seller nor a Selling Subsidiary has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.
(d)    None of the assets of Seller or a Selling Subsidiary constitute “plan assets,” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.
(e)    Neither Seller nor any Selling Subsidiary is (or has ever been) bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or similar contract with a labor organization representing any of Seller’s or Selling Subsidiary’s employees, and there are no labor organizations representing, purporting to represent or, to Seller’s knowledge, seeking to represent any current Seller or Selling Subsidiary’s employees. Neither Seller nor any Selling Subsidiary is (and has ever been) engaged in any unfair labor

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practice of any nature. There are no unfair labor practice complaints pending or, to Seller’s knowledge, threatened against Seller or any Selling Subsidiary before the U.S. National Labor Relations Board or any similar body in the United States. Neither Seller nor any Selling Subsidiary has ever had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any employees of Seller or any Selling Subsidiary.
(f)    Seller, including any Selling Subsidiary, is in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work, Tax withholding, discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower protection, facility closures and layoffs, occupational safety and health, workers’ compensation, unemployment compensation, labor relations and collective bargaining, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no actions, suits, claims, audits, charges, grievances, arbitrations, investigations or other legal proceedings against Seller or any Selling Subsidiary pending, or to Seller’s knowledge, threatened to be brought or filed, by or with any governmental entity or arbitrator in connection with the employment of any current or former employee of Seller or any Selling Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under Applicable Laws. The employment of any terminated former employee of Seller or any Selling Subsidiary has been terminated in compliance with any applicable contract terms and laws, and neither Seller nor any Selling Subsidiary has no liability under any such contract or laws toward any such terminated employee.
(g)    Seller, including any Selling Subsidiary, is and has been in compliance in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any analogous state or local (including any state laws relating to plant closings, mass layoffs, terminations, or relocations) (the “WARN Act”) and has no liability or unfulfilled notice obligation pursuant to the WARN Act.
6.2.    Limitations. The representations and warranties of Seller to Buyer contained in Section 6.1 hereof (the “Seller Representations”) shall survive the Closing and the delivery of the Deed for a period of fifteen (15) months, which in the case of any representation or warranty related to a particular Property, shall be measured from the Closing Date for such particular Property; provided, however, that the representations and warranties of Seller to Buyer contained in Section 6.1.7 (relating to Taxes) shall survive through the applicable statute of limitations. No claim for a breach of any Seller Representation shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, or to Buyer’s actual knowledge, expressly set forth in the Documents, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said fifteen (15) month survival period or, with respect to the representations and warranties of Seller to Buyer contained in Section 6.1.7 (relating to Taxes), such statutory survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller no later than ninety (90) days following the expiration of the applicable survival period. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “actual knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are

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limited to the actual knowledge only of Aaron Edelheit, David Sullivan, Kelly McCusker and Jim Breheny, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or Seller’s related parties or agents, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Documents. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Buyer’s knowledge” or the “actual knowledge” of Buyer or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge only of David Miller, Larry Shapiro, Christine Battist, Dan Buechler or Griffin Wetmore, and not any implied, imputed or constructive knowledge of such individual(s) or of Buyer or Buyer’s related parties or agents, , and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Documents, in each case other than Buyer’s Inquiry Standard. “Buyer’s Inquiry Standard” shall mean such inquiry and investigation actually conducted by the Buyer Individuals in connection with the Buyer Individual’s review of the due diligence actually conducted by Green River Capital, provided that the level of inquiry and investigation conducted by the Buyer Individuals was commercially reasonable and customary for transactions of the size and type of the transaction evidenced by this Agreement. Furthermore, it is understood and agreed that the individual(s) referenced in the preceding two sentences shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. In the event that prior to Closing Buyer obtains actual (as opposed to deemed, imputed or constructive) knowledge that any Seller Representation is untrue or inaccurate, then Buyer may, as its sole and exclusive remedies (subject to the provisions of Sections 3.2, 5.3.1 and 5.3.2), either waive such Seller Representation and proceed to Closing (and in such event, Buyer shall have no right to pursue, or seek damages against, Seller after Closing on account of the untruth or inaccuracy of such Seller Representation and the Seller Representation in question shall be deemed modified to reflect such knowledge) or terminate this Agreement by written notice to Seller given within five (5) Business Days after discovery of such inaccuracy, whereupon the provisions of Section 20.8 governing a permitted termination by Buyer shall apply. Notwithstanding anything in this Agreement to the contrary, after Closing, Buyer’s remedy for a breach by Seller under this Agreement or any Seller Undertakings shall be limited to recovery of Buyer’s actual damages; provided, however, that Seller’s maximum aggregate liability for all such breaches shall be limited to Five Million Two Hundred Sixty Thousand Dollars ($5,260,000.00) in the aggregate (the “Liability Cap”) and Buyer shall not have the right to make a claim or bring a cause of action for a breach of any representation or warranty unless the damage to Buyer on account of such breach (individually or when combined with damages from other breaches) equals or exceeds One Million Dollars ($1,000,000.00) (the “Liability Threshold”), in which event the full amount of such claims shall be actionable. In no event shall Seller be liable for any consequential, special, or punitive damages under this Agreement or any Seller Undertaking. Notwithstanding the foregoing, the Liability Cap and Liability Threshold shall not apply to claims arising from fraud, criminal activity or willful misconduct, breach of the representations or warranties contained in Sections 6.1.6, 6.1.7, 6.1.9, or 6.1.12, breach of the covenants contained in Sections 5, 7.2, 7.3, 7.5, 7.7, 7.9, 11, 13(b) or 19, or Seller obligation to pay attorneys fees under Section 20.15, nor shall amounts paid in connection with any of the foregoing serve to reduce amounts for which Seller is liable under the Liability Cap.

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6.3.    Holdback. An amount equal to three percent (3%) of the Purchase Price for each Property (in the aggregate, the “Holdback”) shall be held by the Escrow Agent under an escrow agreement reasonably acceptable to Seller and Buyer and subject to the terms of this Agreement. If, on the date that is fifteen (15) months following the Closing Date for each Property (the “Outside Date”), no claims have been made by Buyer for a breach by Seller under this Agreement or any Seller Undertakings with respect to such Property, then Escrow Agent shall return the amount of the Holdback attributable to such Property to Seller. If any claim for a breach by Seller under this Agreement or any Seller Undertakings has been made by Buyer on or before the Outside Date with respect to a particular Property, then an amount equal to one hundred fifty percent (150%) of the amount of such claim (as reasonably determined by Buyer) shall be retained by Escrow Agent until such claim is resolved, and the remainder of the Holdback shall be returned to Seller. Any amounts payable to Buyer on account of a breach by Seller under this Agreement or any Seller Undertakings pursuant to the terms hereof shall be payable to Buyer first from the Holdback, without limitation of any further amounts owed to Buyer and payable by Seller hereunder. Any amounts paid to Buyer as a result of Seller’s breach of the Seller Representations, its indemnification obligations or other Seller Undertakings (whether paid from the Holdback or directly by Seller) shall be treated by all parties, to the extent such payment can be properly so characterized under applicable Tax law, as an adjustment to the Purchase Price.
6.4.    Buyer’s Independent Investigation.
6.4.1.    Without limitation on Buyer’s right to rely on the representations and warranties, covenants, agreements, indemnities and undertakings of Seller contained herein or in any conveyance documents or certifications executed by Seller or a Selling Subsidiary (collectively, the “Seller Undertakings”), Buyer expressly acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of each Inspection Property, either independently or through agents of Buyer’s choosing, including, without limitation: (a) all matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; and (b) the physical condition and aspects of the Inspection Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Inspection Property, the structure, seismic aspects of each Inspection Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of each Inspection Property. Such examination of the physical condition of the Inspection Property may at Buyer’s option include an examination for the presence or absence of Hazardous Substances.
6.4.2.    Except as expressly stated as part of any Seller Undertakings, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Documents or any other materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all Documents and any other materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance thereon or use thereof by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated in any Seller Undertakings. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Properties

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which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Properties and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.
6.4.1.    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND WITHOUT LIMITATION ON THE SELLER UNDERTAKINGS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTIES ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND WITHOUT LIMITATION ON THE SELLER UNDERTAKINGS, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER OR ITS AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTIES, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Properties, including, but not limited to, the structural elements, seismic aspects of the Real Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Real Property, (iv) the development potential of the Real Property, and the Real Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Properties for any particular purpose, (v) the zoning or other legal status of the Real Property or any other public or private restrictions on use of the Real Property, (vi) the compliance of each Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Substances on, under or about the Real Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Real Property, (x) the value, economics of the operation or income potential of the Properties, or (xi) any other fact or condition which may affect any Property, including without limitation, the physical condition, value, economics of operation or income potential of the Properties.
6.4.2.    Without limiting the above, but subject to the Seller Undertakings, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller Parties from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with those items set forth in subclauses (i) through (xi) of the foregoing Section 6.4.3; provided, however, that to the extent subclauses (i) to(xi) of the foregoing conflict with other provisions herein, such other provisions shall control; provided further that the provisions

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of this Section 6.4.4 shall not apply to any claims arising from fraud, criminal activity or willful misconduct.
6.5.    Buyer’s Representations and Warranties. Buyer represents and warrants to, and covenants with Seller, as of the Effective Date hereof and as of the Closing Date as follows:
6.5.1.    Authority. Buyer has full requisite power and authority to carry on its business as presently conducted, to enter into this Agreement without the joinder or consent of any other party, and to perform all of its obligations under this Agreement. This Agreement is valid and binding upon Buyer in accordance with its terms. Without limiting the generality of the foregoing, (i) the execution and delivery of this Agreement by the person executing this Agreement on behalf of Buyer and the consummation by Buyer of the transactions contemplated hereby have been specifically authorized by all requisite partnership or corporate action or other necessary action, and (ii) the transactions contemplated hereby are within Buyer’s purposes and powers as set forth in the applicable organizational documents forming and governing Buyer.
6.5.2.    Legal Violations; No Conflicting Agreements. The execution by Buyer of this Agreement and the consummation by Buyer of the transaction contemplated herein do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which, with notice or lapse of time, or both, would ripen into a default under, any indenture, agreement, instrument or obligation to which Buyer is a party or to which Buyer is bound. The execution and delivery by Buyer of, and the performance of and compliance by Buyer with, the terms and provisions of this Agreement, do not (i) to the knowledge of Buyer, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Buyer, (ii) constitute a violation of any judgment, decree or order applicable to Buyer, or (iii) require the consent, waiver or approval of any third party, except as contemplated under this Agreement.
6.5.3.    Bankruptcy.    There is no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, pending, contemplated or, to Buyer’s knowledge, threatened against Buyer.
The foregoing representations and warranties of Buyer shall survive the Closing Date for a period of fifteen (15) months.
7.    COVENANTS OF SELLER. From and after the Effective Date (unless otherwise noted), Seller hereby covenants with Buyer as follows:
7.1.    Leasing Activities. Following the date hereof, except in the ordinary course of business consistent with past practice and in compliance with Seller’s current underwriting policies attached as Exhibit I hereto, Seller shall not, and shall cause each Selling Subsidiary to not, execute and enter into any new lease, license or occupancy agreement for all or some portion of the Real Property, including, without limitation, any amendment, renewal, expansion or modification to any Existing Lease (all of the foregoing, a “New Lease”), or termination of any Existing Lease, unless Seller obtains Buyer’s advance written consent to such New Lease, which consent shall not be unreasonably withheld (and which consent shall be deemed given if not expressly

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denied within five (5) Business Days after Seller’s written request for such consent), provided the first page (or cover letter) of such request to Buyer is marked in bold capitalized lettering with the following language: “IF BUYER’S RESPONSE IS NOT RECEIVED WITHIN FIVE (5) BUSINESS DAYS FOLLOWING RECEIPT OF THIS NOTICE, BUYER SHALL BE DEEMED TO HAVE GRANTED ITS CONSENT TO THE ENCLOSED REQUEST” and the envelope containing such request is marked in bold capitalized lettering: “PRIORITY – DEEMED CONSENT REQUEST”).
7.2.    Leasing Expenses. Commissions of leasing and rental agents and tenant improvement allowances or any tenant inducements (such as discounted or free rent) for any Existing Leases relating to the initial lease term or any renewal term that occurs or commences prior to the Effective Date, as the case may be, shall be paid in full at or prior to Closing by Seller, without contribution or proration from Buyer or credited to Buyer at Closing (any such commissions or tenant improvements allowances or tenant inducements, “Seller’s Commissions”). Commissions of leasing and rental agents and tenant improvement allowances or any tenant inducements (such as discounted or free rent) for the renewal or expansion of any Existing Lease that occurs or commences after the Effective Date and any New Leases shall be assumed and paid in full by Buyer, provided that the amount of such commissions, allowances and inducements are consistent with Seller’s ordinary course of business consistent with past practice (any such commissions or tenant improvements allowances or tenant inducements, “Buyer’s Commissions”) at Closing or such later date that such Buyer’s Commissions become due and payable, with a credit given to Buyer by Seller at the Closing for the prorated portion of such Buyer’s Commissions for the period of time between the Effective Date and the Closing. Seller shall not offer any tenant improvement allowances or any tenant inducements (such as discounted or free rent) for the renewal or expansion of any Existing Lease or any New Leases that first occurs or commences after the Effective Date without Buyer’s prior written consent, except to the extent that such tenant improvement allowances and tenant inducements are offered in the ordinary course of business consistent with past practice and are in an amount equal to or less than $500.00 per Property. Seller hereby indemnifies, protects, defends and holds Buyer and its successors and assigns (the “Buyer’s Indemnified Parties”), harmless from and against any and all Losses that any or all of the Buyer’s Indemnified Parties actually suffers and incurs as a result of the failure by any of the Seller Ownership Group to timely pay or discharge any of the Seller’s Commissions. Buyer hereby indemnifies, protects, defends and holds Seller and its successors and assigns (the “Seller’s Indemnified Parties”) harmless from and against all Losses that any or all of the Seller’s Indemnified Parties actually suffers or incurs as a result of the failure by Buyer to timely pay or discharge any Buyer’s Commissions. The terms of this Section 7.2 shall survive the Closing and the delivery of any conveyance documentation.
7.3.    New Contracts. Seller shall not, and shall cause each Selling Subsidiary to not, enter into any new contract with respect to the ownership and operation of any Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of any Property after Closing, without Buyer’s prior written approval (which approval shall not be unreasonably withheld and shall be deemed given if not expressly denied within five (5) Business Days) after Seller’s written request for such consent, provided the first page (or cover letter) of such request to Buyer is marked in bold capitalized lettering with the following language: “IF BUYER’S RESPONSE IS NOT RECEIVED WITHIN FIVE (5) BUSINESS DAYS FOLLOWING

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RECEIPT OF THIS NOTICE, BUYER SHALL BE DEEMED TO HAVE GRANTED ITS CONSENT TO THE ENCLOSED REQUEST” and the envelope containing such request is marked in bold capitalized lettering: “PRIORITY – DEEMED CONSENT REQUEST”), unless such contract is terminable at any time upon thirty (30) days’ notice. On or prior to the Closing Date, Seller shall provide to Buyer evidence of termination of all service contracts, management agreements, listing agreements and comparable agreements binding upon the Real Property. The terms of this Section 7.3 shall survive the Closing and the delivery of any conveyance documentation.
7.4.    Operation of Property. From and after the Effective Date, Seller shall, and shall cause each Selling Subsidiary to, operate, lease and manage the Properties in the same manner in which they are being operated as of the Effective Date; and shall, and shall cause each Selling Subsidiary to, perform, when due, all of Seller’s or Selling Subsidiary’s obligations under the Leases, all governmental approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Properties. Additionally, Seller shall, and shall cause each Selling Subsidiary to, complete the initial renovation of the properties listed in Schedule 7.4 prior to the Closing Date in the same manner and in accordance with the same standards of quality by which it completed the initial renovation of the other Properties. The terms of this Section 7.4 shall survive the Closing and the delivery of any conveyance documentation.
7.5.    No Assignment. After the Effective Date, Seller shall not, and shall cause each Selling Subsidiary not to, assign, alienate, lien, encumber or otherwise transfer all or any part of the Properties or any interest therein, other than as permitted under this Agreement. Without limitation of the foregoing, Seller shall not, and shall cause each Selling Subsidiary not to, grant any easement, right of way, restriction, covenant or other comparable right affecting the Real Property without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld. Seller shall, and shall cause each Selling Subsidiary not to, not enter into any agreement, arrangement or understanding, formal or informal, for the sale of the Properties, whether conditional or otherwise. The terms of this Section 7.5 shall survive the Closing and the delivery of any conveyance documentation.
7.6.    Delivery of Financial Information from Seller After the Effective Date; SEC S-X 3-14 Audit. In order to enable Buyer to comply with reporting requirements, Seller agrees to provide Buyer and its representatives information and assistance sufficient for Buyer to comply with U.S. Securities and Exchange Commission (“SEC”) Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Properties for the current fiscal year and the most recent pre-acquisition fiscal year no later than ten (10) days after the Effective Date, and upon request, support for certain operating revenues and expenses specific to the Properties. Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the SEC. This Section 7.6 shall survive the Closing and the delivery of any conveyance documentation.
7.7.    ERISA; Labor Issues. This Section 7.7 shall survive the Closing and the delivery of any conveyance documentation.

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(a)    Seller shall retain all, and Buyer shall not assume and shall not be deemed to have assumed any, liability or responsibility for obligations or liabilities under, with respect to or arising at any time in connection with any employee benefit plan maintained by Seller, a Selling Subsidiary (or other affiliate of Seller) or to or with respect to any employee of Seller, a Selling Subsidiary (or other affiliate of Seller). Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such employee, whenever incurred.
(b)    Seller shall be responsible for the employment of all the employees of Seller, all Selling Subsidiaries (and all other affiliates of Seller) and the Buyer shall have no responsibility for the employment of such employees. Buyer shall not have responsibility for any severance or termination pay obligations or damages for wrongful dismissal, including obligations arising under the common law, incurred with respect to any employee of Seller, a Selling Subsidiary (or other affiliate of Seller).
(b)    Seller shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each employee of Seller, a Selling Subsidiary (or other affiliate of Seller), and any spouse, dependents or beneficiary of such Continuing Employee, and with respect to each former employee of Seller, a Selling Subsidiary (or other affiliate of Seller) and any spouse, dependents or beneficiary of such former employee (each such person entitled to “continuation coverage”, a “COBRA Beneficiary”). To satisfy this obligation, Seller or an affiliate of Seller shall continue to maintain in effect all “group health plans” that are in effect immediately prior to the Closing Date until such time as all rights to “continuation coverage” for all COBRA Beneficiaries have ended under all Applicable Laws.
(d)    For a six-month period following the Closing, Seller and any Selling Subsidiary will take all reasonable and necessary steps and actions to ensure that they are, and remain, in full compliance with the WARN Act.
7.8.    Technology Integration. Following the Effective Date, Seller shall cooperate with Buyer’s reasonable requests for data related to the Properties and shall deliver such data in a form and manner reasonably requested by Buyer. Without limiting the generality of the foregoing, within five (5) Business Days after the Effective Date, Seller shall provide Buyer a full database backup, including all data and DDL, of the Yardi, AMP and Sage Fixed Assets technology systems (collectively, the “Technology Systems”) and related data used in the conduct of its property management operations, including all Yardi attachments and custom report code files (owned by the Seller), each as of January 31, 2015. Seller shall provide Buyer cumulative updates of the Technology Systems and related data on the last business day of each calendar week up to thirty (30) days following the initial Closing. The set of information as of the last business day of the prior calendar month shall contain accurate information that is complete and correct in all material

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respects, including as it relates to payments and prepayments of rent, security deposits and the disposition thereof, move-in and move-out dates, occupancy, promises to pay and eviction status.
7.9.    Payment of Vendors. Seller shall pay by Closing all contractors, suppliers and others who have performed services or labor or have supplied materials in connection with Seller’s development, ownership, leasing or management of the Properties in full, or make arrangements reasonably satisfactory to Buyer for payment thereafter to the extent the same is not yet due or is being contested in good faith, and will satisfy all liens arising therefrom. The terms of this Section 7.9 shall survive the Closing and the delivery of any conveyance documentation.
7.10.    Transition. Seller and Buyer shall cooperate and use all commercially reasonable efforts to effectuate the transition of the Properties, and their operation, from Seller to Buyer, including by Seller forwarding inquiries, rent or other information related to the Properties received by Seller following Closing. Without limitation of the foregoing, the such transition shall be effected in accordance with the principles set forth on Schedule 7.10. The terms of this Section 7.10 shall survive the Closing and the delivery of any conveyance documentation.
8.    SELLER’S CLOSING DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:
8.1.    Deed. The Deeds, executed by the Seller or Selling Subsidiary, as applicable, in substantially the applicable form attached as Exhibit D, conveying the Real Property to Buyer.
8.2.    Bill of Sale. A Bill of Sale, executed by Seller or Selling Subsidiary, as applicable, conveying to Buyer all of Seller’s or Selling Subsidiary’s, as applicable, right, title and interest in and to the Personal Property.
8.3.    General Assignment. Two (2) executed counterparts of an assignment, executed by Seller or Selling Subsidiary, as applicable, to Buyer of all right, title and interest of Seller, Selling Subsidiary and its and their agents in and to the Intangibles (including, but not limited to, the governmental approvals), to the extent assignable, in form attached as Exhibit E (the “Assignment of Intangibles”). At Closing, Seller or Selling Subsidiary, as applicable, shall assign to Buyer any and all unexpired guarantees and warranties issued with respect to those of the Improvements that are owned by Seller or Selling Subsidiary, as applicable, including, but not limited to, any roof warranties, to the extent assignable. With respect to any warranties, if warrantor consent is required to effectuate an assignment, such consent shall not be a condition of Closing, but Seller shall cooperate with Buyer’s efforts to obtain such consent, which obligation shall survive Closing for one (1) year, provided all costs of obtaining such consent shall be borne by Buyer.
8.4.    Assignment of Leases. Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit C.
8.5.    Notices to Tenants. Notices to each of the Tenants under the Leases, notifying them of the sale of the Real Property and directing them to pay all future rent as Buyer may direct.

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8.6.    Leases. Originals or certified copies of the Leases to which Seller or any Selling Subsidiary is a party to the extent in the possession of Seller, Selling Subsidiary or their property management agents.
8.7.    Keys. Keys to all locks located in the Properties to the extent in the possession of Seller, Selling Subsidiary or their property management agents.
8.8.    ALTA Statement. If required by the Title Company, an Owner’s Affidavit and a “gap” affidavit, each executed by Seller or Selling Subsidiary, as applicable, and in form and substance acceptable to the Title Company.
8.9.    Closing Statement. Two (2) duly executed counterparts of a closing statement conforming to the proration and other relevant provisions of this Agreement.
8.10.    Plans and Specifications. All plans and specifications related to the Real Property in possession of Seller, Selling Subsidiary or its property management agents.
8.11.    Withholding Certificates. (a) An Entity Transfer Certification, in accordance with Treasury Regulation § 1.1445-2(b), confirming that each of Seller and Selling Subsidiary is not a foreign person (within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended), with respect to which Buyer shall not have received a notice that such certificate is false pursuant to Treasury Regulation § 1.1445-4, and (b) any applicable state or local withholding exemption certificates as reasonably requested by Buyer, evidencing a complete exemption from any state or local withholding requirement, in each case in form and substance reasonably satisfactory to Buyer.
8.12.    Certificate of Compliance. With respect to Seller and each Selling Subsidiary owning Property in South Carolina, a Certificate of Compliance from the South Carolina Department of Revenue, dated no more than thirty (30) days prior to the Closing Date.
8.13.    Termination of Agreements. Evidence of termination of all contracts, agreements, management agreements and other contracts relating to each Property.
8.14.    Deliveries. All files, reports, original leases, agreements, warranties, plans and specifications, data, resident ledgers, letters to residents and other information, materials instruments and documentation relating to the Properties or Tenants in the possession of any of the Seller Ownership Group.
8.15.    Bring Down Certificate. A certificate from Seller remaking the representations and warranties set forth in this Agreement as of the applicable Closing Date (subject to the Updates previously delivered in accordance with the terms of this Agreement).
8.16.    Other. Transfer declarations, certificates and such other documents and instruments as may reasonably be required by the Title Company or by law to consummate this transaction.

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9.    CLOSING DELIVERIES. At Closing Buyer shall cause the following to be delivered to Seller:
9.1.    Purchase Price. The Purchase Price, minus the Deposit, and plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.
9.2.    Closing Statement. Two (2) duly executed counterparts of a closing statement conforming to the proration and other relevant portions of this Agreement.
9.3.    Assignment of Leases. Two (2) Assignment of Leases executed in counterpart by Buyer in form attached as Exhibit C.
9.4.    General Assignment. Two (2) Assignment of Intangibles executed in counterpart by Buyer in form attached as Exhibit E.
9.5.    Bring Down Certificate. A certificate from Buyer remaking the representations and warranties set forth in this Agreement as of the applicable Closing Date.
9.6.    Other. Transfer declaration and such other documents and instruments as may reasonably be required by the Title Company or by law to consummate this transaction.
10.    RESERVED.
11.    PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, and shall be subject to reproration pursuant to the terms of Section 11.7.
11.1.    Utilities and Operating Expenses. To the extent not payable by Tenants, water, electricity, sewer, gas, telephone and other utility charges, and all amounts payable under management and leasing contracts and all maintenance, repair and operating agreements or arrangements (collectively, “Operating Expenses”) based, to the extent practicable, on final meter readings and final invoices, shall be prorated at Closing between Buyer and Seller, with Seller receiving a credit for any Operating Expenses paid by Seller and related to the period from and after Closing to the extent not reimbursed by Tenants. To the extent Operating Expenses are billed to, and paid by, Tenants on the basis of estimates, Seller shall deliver to Buyer a statement of the actual costs and expenses to which the Tenant Operating Expense contributions relate for purposes of reconciling same within ninety (90) days after Closing. If the final reconciliation of Operating Expenses reveals a discrepancy from the expense contributions made by Tenants, as between Buyer and Seller, such discrepancy shall be reconciled, after the end of the current calendar year (as of the Closing Date) of each of the Leases in the ordinary course of business by Buyer, but in no event later than June 1st of the following calendar year, but only to the extent of Additional Rent (as hereinafter defined) actually collected and subject to Section 11.3.
11.2.    Security Deposits. The amount of all cash security and any other cash tenant deposits required to be held by Seller or any Selling Subsidiary, and interest due thereon, if any, shall be credited to Buyer.

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11.3.    Base Rent. Buyer will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller or Selling Subsidiary and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rents shall be identified as of the Closing Date. All Rent collected by Buyer or Seller from each Tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), (ii) second, to any accrued Rents owing to Buyer, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Buyer and due Seller or Selling Subsidiary will be remitted to Seller monthly. Any Rent collected by Seller or Selling Subsidiary and due Buyer shall be promptly remitted to Buyer. Buyer shall use reasonable efforts to collect Delinquent Rents more than thirty (30) days past billing owed to Seller or Selling Subsidiary in the ordinary course of its business (which shall not include any obligation to pursue eviction or other legal remedies against Tenant) for a period of ninety (90) days. Notwithstanding anything to the contrary contained herein, Seller reserves all claims and causes of action against Tenants who owe Delinquent Rents more than thirty (30) days past billing and Seller may commence and prosecute a contract action against Tenants after Closing to collect such Delinquent Rents more than thirty (30) days past billing, provided no such action shall seek termination of the Lease, eviction of a Tenant, or any levy against a Tenant’s interest in its Lease and no such action shall be commenced sooner than ninety (90) days after the Closing Date. “Additional Rents” shall mean any and all amounts due from Tenants for operating expenses, common area maintenance charges, Real Estate Taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other Tenant charges. Buyer shall receive a credit for the prorated portion of the Buyer’s Commissions attributable to the period of time between the Effective Date and the Closing Date as more particularly set forth in Section 7.2.
11.4.    Association Assessments. All association assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date.
11.5.    Real Estate Taxes. All ad valorem real estate and personal property taxes and assessments with respect to each Property (“Real Estate Taxes”) shall be paid and prorated (on an accrual basis) as follows:
11.5.1.    To the extent payable by Tenants directly to the applicable taxing authorities, all Real Estate Taxes which are unpaid and delinquent as of the Closing Date shall be credited to Buyer by Seller on the Closing Date. Buyer shall use reasonable efforts to collect such delinquent Real Estate Taxes credited to Buyer by Seller from the applicable Tenants in the ordinary course of its business (which shall not include any obligation to pursue eviction or other legal remedies against Tenant) for a period of ninety (90) days, and will reimburse Seller the same promptly upon collection thereof. Notwithstanding anything to the contrary contained herein, Seller reserves all claims and causes of action against Tenants who owe such delinquent Real Estate Taxes and Seller may commence and prosecute a contract action against such Tenants

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after Closing to collect such delinquent Real Estate Taxes, provided no such action shall seek termination of the Lease, eviction of a Tenant, or any levy against a Tenant’s interest in its Lease and no such action shall be commenced sooner than ninety (90) days after the Closing Date.
11.5.2.    (a) To the extent not payable by Tenants directly to the applicable taxing authority, Seller shall pay all invoices for Real Estate Taxes which are due and payable on or prior to the Closing Date and Buyer shall pay all invoices for Real Estate Taxes which are due and payable after the Closing Date. In the event any Real Estate Taxes have been paid by any of the Seller Ownership Group for any period from and after the Closing Date, Buyer shall pay to Seller such amounts so paid by Seller.
(b) Seller shall pay or credit to Buyer all Real Estate Taxes attributable to 2014 (or any prior) calendar year and that portion of calendar year 2015 allocable to the period prior to the Closing Date which are not yet due and payable as of the Closing Date, and which have not been paid by any of the Seller Ownership Group to the applicable taxing authority. Unpaid Real Estate Taxes shall be prorated based on 110% of the most recent ascertainable tax amounts and shall be reprorated following receipt of final tax bills as set forth in Section 11.7 below.
11.6.    Other. Such other items as are customarily prorated in transactions of this nature with between a buyer and seller of comparable real property in the applicable local jurisdiction.
11.7.    Reproration. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Properties, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. All of the costs and expenses that have been prorated at Closing, and either credited or charged to the parties, shall be subject to reproration following the Closing Date. Such amounts shall be adjusted in cash, as and when complete and accurate information (including final Real Estate Tax bills) becomes available. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than 30 days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such 30 day period. The obligations of the parties pursuant to this Section 11 shall survive the Closing and the delivery of any conveyance documentation for a period of fifteen (15) months, and shall thereafter terminate and shall not merge into any documents of conveyance delivered at Closing.
11.8.    Taxes. Notwithstanding anything to the contrary contained herein, Seller shall be liable for and pay, and shall indemnify and hold Buyer harmless (without regard to any limitations set forth in this Agreement) from and against any and all damages incurred by Buyer in connection with or arising from Taxes imposed on the Seller Ownership Group or for which any member of the Seller Ownership Group may otherwise be liable, including Taxes applicable to the Properties, in each case attributable to any taxable year or period (or portion thereof) that ends on or before the Closing Date, including Taxes imposed pursuant to any bulk sale or successor liability statute, or otherwise, of any state or local jurisdiction. The obligations of Seller pursuant to this Section shall survive through the applicable statute of limitations.

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12.    CLOSING EXPENSES. Buyer will pay the costs, fees and expenses required to be incurred in connection with, or arising as a result of, (a) any lender’s policies with respect to the Properties or (b) any survey costs, environmental report costs or any other costs related to Buyer’s diligence of or access to each Inspection Property. Any premiums for base owner’s title policies and all transfer, stamp, excise and similar taxes and all documentary and recording fees and charges incident to the sale of the Properties shall be paid by the parties in accordance with local custom as set forth on Schedule 12 hereto; provided that, except as expressly provided otherwise in this Agreement, any fees or costs related to title policy endorsements or extended coverages shall be paid by the Buyer. Any costs of inspections or certificates required by local municipalities in connection with the Closing (including, without limitation, water certifications and zoning inspections) shall be paid by the parties in accordance with local custom.
13.    DESTRUCTION, LOSS OR DIMINUTION OF PROPERTIES. If, prior to Closing, all or any portion of the Properties is damaged by fire or other natural casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

(a)
If the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is five percent (5%) or less of the Purchase Price (as reduced from time to time, if applicable), in the opinion of Buyer’s and Seller’s respective engineering consultants, or in the event of any Eminent Domain that is not Material (as hereinafter defined), Buyer shall close and take the Properties as diminished by such events, subject to an assignment of Seller’s or Selling Subsidiary’s, as applicable, casualty insurance proceeds (plus a credit for the amount of any unpaid deductible) or an assignment of any and all condemnation awards, as applicable, provided that, in the case of casualty insurance proceeds, such amount is sufficient to fully restore the damaged Property to substantially the same condition that it was in prior to such casualty. In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim or the condemnation award. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

(b)
If the aggregate cost of repair and/or replacement of the Casualty Damage is greater than five percent (5%) of the Purchase Price (as reduced from time to time, if applicable), in the opinion of Buyer’s and Seller’s respective engineering consultants, or in the event of an Eminent Domain which is Material, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (ii) proceed to close subject to an assignment of the proceeds of Seller’s or Selling Subsidiary’s, as applicable, casualty

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insurance for all Casualty Damage plus a credit for the amount of any unpaid deductible (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim or the condemnation award. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer. For purposes of this Agreement, an Eminent Domain is “Material” if it (in the aggregate with all Properties affected by Eminent Domain proceedings) would cost in excess of five percent (5%) of the Purchase Price (as reduced from time to time, if applicable) to restore in the opinion of Buyer’s and Seller’s independent engineering consultants. From and after the Effective Date and until the applicable Closing or earlier termination of this Agreement, Seller will maintain in full force and effect the insurance policies currently in effect with respect to the Properties (or replacements continuing similar coverage). A schedule of claims made under such or similar policies in the last two (2) years are set forth on Schedule 13(b).
14.    DEFAULT.
14.1.    Default by Seller.
14.1.1.    Buyer Remedies. If the transaction contemplated by this Agreement fails to close because Seller fails to perform any of the material covenants and agreements contained herein (other than a breach of Seller’s representations and warranties which shall be governed by Section 6.2) to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close, but excluding the failure by Seller to satisfy any Condition Precedent unless such failure to satisfy a Condition Precedent results from a default by Seller of its obligations hereunder or unless the satisfaction of such Condition Precedent is within Seller’s reasonable control), Buyer may as its sole and exclusive remedies, elect either to (i) terminate Buyer’s obligations under this Agreement by written notice to Seller, in which event the Deposit shall be returned immediately to Buyer; or (ii) file an action for specific performance no later than sixty (60) days after the originally scheduled Closing Date, failing which Buyer shall have conclusively waived its right to bring such action. Seller agrees that in the event Buyer elects (ii) above, Buyer shall not be required to post a bond or any other collateral with the court or any other party as a condition to Buyer’s pursuit of an action. The provisions of the immediately preceding sentence shall survive any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if prior to the Closing Buyer has or obtains actual (as opposed to deemed, imputed or constructive) knowledge that Seller has defaulted on its obligations hereunder in any respect, and Buyer nevertheless proceeds with the Closing, then the default(s) by Seller as to which Buyer shall have such knowledge shall be deemed waived by Buyer and Seller shall have no liability to Buyer or its successors and assigns in respect thereof. Nothing in this Section 14.1 shall be deemed to in any way to limit or prevent Buyer from exercising any right of termination provided to Buyer elsewhere in this Agreement. In the event that the Buyer terminates this Agreement pursuant to this Section 14.1.1, the Seller shall pay to the Buyer an amount equal to the documented, actual and

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reasonable out-of-pocket expenses incurred by Buyer in connection with the transaction contemplated by this Agreement up to a maximum of One Million Dollars ($1,000,000.00).
14.1.2.    Right to Cure. Notwithstanding anything contained herein to the contrary and without limiting any of Seller’s rights set forth in this Agreement, in the event that Seller has defaulted hereunder (including, for purposes of this Section 14.1.2, a breach of Seller’s representations and warranties), then, in such event, Seller shall be entitled, but shall not have any obligation, either: (a) prior to the Closing Date, to cure such default in a manner reasonably acceptable to Buyer; provided however that so long as Seller is diligently proceeding to cure such default, Seller shall be entitled to reasonably adjourn the Closing for a period not to exceed thirty (30) days in order to cure such default; or (b) provide Buyer with a credit against the Purchase Price in an amount equal to Buyer’s actual direct damages, and such default shall be deemed cured in its entirety and Buyer shall remain obligated to purchase the Properties without any further reduction in the Purchase Price.
14.2.    Default by Buyer. IN THE EVENT OF ANY PRE-CLOSING DEFAULT BY BUYER HEREUNDER (SUBJECT TO NOTICE FROM SELLER AND A REASONABLE OPPORTUNITY TO CURE SUCH DEFAULT), SELLER SHALL BE ENTITLED TO RECEIVE, AS FIXED AND LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY HEREUNDER, AT LAW OR IN EQUITY, THE DEPOSIT, EXCEPT THAT THE FOREGOING SHALL NOT APPLY TO BUYER’S INDEMNITY OBLIGATIONS HEREUNDER OR BUYER’S OBLIGATIONS UNDER SECTION 4.1 (IN CONNECTION WITH WHICH, BUYER’S LIABILITY SHALL BE LIMITED TO SELLER’S ACTUAL DAMAGES). BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. BUYER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OR BREACH HEREUNDER PRIOR TO CLOSING IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES. THE FOREGOING SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER WITH RESPECT TO THE FOREGOING.
/s/AE                        /s/CB
SELLER’S INITIALS            BUYER’S INITIALS
15.    SUCCESSORS AND ASSIGNS. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Properties or of this Agreement shall be made by Seller or Buyer during the term of this Agreement. Notwithstanding the foregoing, by written notice to Seller given at least five (5) days prior to Closing, Buyer may assign all or any of its right, title and interest under this Agreement to any affiliate or subsidiary of Buyer or any joint venture, limited partnership or limited liability company in which Buyer has an interest. In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes

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hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but Buyer shall not be released from any liability hereunder.
16.    NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:
Seller:                c/o Route 66 Ventures, LLC
118 King Street, 2nd Floor
Alexandria, VA 22314
Attn. Jim Breheny
Email: jbreheny@route66ventures.com
With a copy to
its attorneys:            Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: David C. Drewes
Email: ddrewes@willkie.com

Buyer:                2015A Property Owner LLC
3300 Fernbrook Lane North
Suite 210
Plymouth, MN 55447
Attn. Chief Financial Officer
Email: legal@silverbaymgmt.com

With a copy to
its attorneys:            Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn. John M. Rafkin
Email: jrafkin@sidley.com

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one Business Day after deposit with Federal Express or other comparable commercial overnight courier if received by 5:00 pm (Eastern Time) on such Business Day. Notices may be sent by any party by its counsel; or (iii) the same day when sent by confirmed electronic mail. The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.
17.    BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 15 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

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18.    RESERVED.
19.    BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than Jefferies LLC (“Broker”). Seller shall pay a broker’s commission to Broker provided the parties proceed to Closing pursuant to a separate agreement between Seller and Broker. Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 19 shall survive the Closing or any earlier termination of this Agreement indefinitely.
20.    MISCELLANEOUS.
20.1.    Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
20.2.    Time of the Essence. Time is of the essence of this Agreement.
20.3.    Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of New York. As used herein, “Business Day” means any day other than Saturday, Sunday or a legal holiday.
20.4.    Conditions Precedent. The obligations of Buyer to make the payments described in Section 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.
20.5.    Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof. The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.

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20.6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.
20.7.    Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
20.8.    Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement, including with respect to all costs and expenses incident to this transaction, which costs and expenses shall be paid by the party which incurred the same, except as otherwise expressly provided hereunder.
20.9.    State Specific Provisions.
20.9.1.    Florida.

i.
Radon Gas Disclosure. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.

ii.
Mold Disclosure. Mold is naturally occurring and may cause health risks or damage to property. If Buyer is concerned or desires additional information regarding mold, Buyer should contact an appropriate professional.

iii.	Energy-Efficiency Rating Disclosure. Buyer acknowledges receipt of the Florida Energy-Efficiency Rating Information Brochure required by Section 553.996, Florida Statutes.

iv.	Property Association Disclosure.

(i)	AS A BUYER OF CERTAIN OF THE PROPERTIES, YOU WILL BE OBLIGATED TO BE A MEMBER OF A PROPERTY OWNER’S ASSOCIATION.

(ii)	THERE HAVE BEEN OR WILL BE RECORDED RESTRICTIVE COVENANTS GOVERNING THE USE AND OCCUPANCY OF CERTAIN OF THE PROPERTIES.

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(iii)	YOU WILL BE OBLIGATED TO PAY ASSESSMENTS TO THE ASSOCIATION. ASSESSMENTS MAY BE SUBJECT TO PERIODIC CHANGE. IF APPLICABLE, THE CURRENT AMOUNT IS SET FORTH ON SCHEDULE 6.1.8.3-1.

(iv)	YOU MAY BE OBLIGATED TO PAY SPECIAL ASSESSMENTS TO THE RESPECTIVE MUNICIPALITY, COUNTY OR SPECIAL DISTRICT. ALL ASSESSMENTS ARE SUBJECT TO PERIODIC CHANGE.

(v)	YOUR FAILURE TO PAY THESE SPECIAL ASSESSMENTS OR ASSESSMENTS LEVIED BY A MANDATORY PROPERTY OWNER’S ASSOCIATION COULD RESULT IN A LIEN ON YOUR PROPERTY.

(vi)	THE DECLARANT MAY HAVE THE RIGHT TO AMEND THE RESTRICTIVE COVENANTS WITHOUT THE APPROVAL OF THE ASSOCIATION MEMBERSHIP OR THE APPROVAL OF THE PARCEL OWNERS.

(vii)
THE STATEMENTS CONTAINED IN THIS DISCLOSURE ARE ONLY SUMMARY IN NATURE, AND, AS A PROSPECTIVE BUYER, YOU SHOULD REFER TO THE COVENANTS AND THE ASSOCIATION GOVERNING DOCUMENTS BEFORE PURCHASING PROPERTY.

(viii)	THESE DOCUMENTS ARE EITHER MATTERS OF PUBLIC RECORD AND CAN BE OBTAINED FROM THE RECORD OFFICE IN THE COUNTY WHERE THE PROPERTY IS LOCATED, OR ARE NOT RECORDED AND CAN BE OBTAINED FROM THE DECLARANT.
Date: February 18, 2015     Buyer:/s/CB

YOU SHOULD NOT EXECUTE ANY CONTRACT TO PURCHASE THE PROPERTY UNTIL YOU HAVE RECEIVED AND READ THIS DISCLOSURE SUMMARY AS REQUIRED BY SECTION 720.401, FLORIDA STATUTES.
IF THE DISCLOSURE SUMMARY REQUIRED BY SECTION 720.401, FLORIDA STATUTES, HAS NOT BEEN PROVIDED TO THE

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PROSPECTIVE BUYER BEFORE EXECUTING THIS CONTRACT FOR SALE, THIS CONTRACT IS VOIDABLE BY BUYER BY DELIVERING TO SELLER OR SELLER’S AGENT OR REPRESENTATIVE WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 3 DAYS AFTER RECEIPT OF THE DISCLOSURE SUMMARY OR PRIOR TO CLOSING, WHICHEVER OCCURS FIRST. ANY PURPORTED WAIVER OF THIS VOIDABILITY RIGHT HAS NO EFFECT. BUYER’S RIGHT TO VOID THIS CONTRACT SHALL TERMINATE AT CLOSING.
20.9.2.    Georgia. Pursuant to Section 14.2, it is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Deposit constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages pursuant to Official Code of Georgia Annotated § 13-6-7.
20.10.    Confidentiality. Subject to Sections 7.6 and 20.11, the terms and provisions of that certain Mutual Non-Disclosure and Confidentiality Agreement dated as of November 7, 2014 between Silver Bay Operating Partnership L.P. and Seller are incorporated herein by this reference as if Buyer were Silver Bay Operating Partnership L.P. The obligations of Buyer under this Section shall survive any termination of this Agreement but shall terminate on Closing.
20.11.    Press Releases. Prior to the Closing, Seller and Buyer each agree that it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except to the extent required by law. If Seller or Buyer is required by law to issue such a press release or other public communication, at least three (3) Business Days prior to the issuance of the same such party shall deliver a copy of the proposed press release or other public communication to the other party hereto for its review and approval. Notwithstanding the foregoing, either party may make an announcement to, and otherwise communicate with, its employees and owners regarding this Agreement and/or the transactions contemplated herein, without the consent of Buyer. At the Closing the parties shall reasonably agree upon a joint press announcement of this transaction. The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.
20.12.    Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart. Seller and Buyer may deliver executed signature pages to this Agreement by facsimile transmission or pdf file to the other party, which facsimile copy or pdf file shall be deemed to be an original executed signature page.

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20.13.    Jury Trial Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW, SELLER AND BUYER, FOR THEMSELVES AND THEIR RESPECTIVE HEIRS, ESTATES, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND THE DELIVERY OF ANY CONVEYANCE DOCUMENTATION.
20.14.    Recording. Buyer shall not record this Agreement or any memorandum thereof, and any attempt to do so shall constitute a default under this Agreement.
20.15.    Attorney’s Fees. In the event of any dispute between Buyer and Seller concerning this Agreement, the prevailing party shall be entitled to receive from the other party its reasonable attorneys fees and court costs paid or incurred to enforce this Agreement. The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.
20.16.    Further Assurances. Seller and Buyer shall each, at their sole cost and expense, execute such other deeds, assignments, transfer documents, instruments of further assurance, approvals and consents as are reasonably necessary or proper in order to complete, ensure and perfect the sale, purchase, transfer and conveyance of the Properties and the consummation of the other transactions contemplated hereby; provided that the same shall be without recourse of any kind, and shall be without any representation or warranty, except as expressly provided in this Agreement. The provisions of this Section shall survive the Closing and the delivery of any conveyance documentation.
20.17.    Survival. The acceptance by Buyer of the Deeds, Bill of Sale, Assignment of Leases and Assignment of Intangibles, and the acceptance of the Purchase Price by Seller, shall be deemed to be an acknowledgement, for all purposes, of the full performance and discharge of every representation, agreement and obligation on the part of the parties to be performed by it pursuant to the provisions of this Agreement, except for any provisions of this Agreement which are specifically stated to survive the Closing, and except as otherwise provided herein.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Sales Contract on the date first above written.
SELLER:

The American Home Real Estate Investment Trust, Inc., a Maryland corporation

By: /s/Aaron M. Edelheit
Name:    Aaron M. Edelheit
Its:     Chief Executive Officer

S-1

BUYER:

2015A Property Owner LLC, a Delaware limited liability company

By: /s/ Christine Battist
Name:     Christine Battist
Its: Chief Financial Officer

S-2

LIST OF SCHEDULES AND EXHIBITS

EXHIBITS:
A-1    Portfolio
A-2    Form of Escrow
B-1    Documents
B-2    Documents for Information Representation
C    Assignment of Leases
D    Deeds
E    General Assignment
F    Reserved
G    Promissory Note Term Sheet
H    Form of Lease
I    Lease Underwriting Policies

SCHEDULES:
1.3        State Personal Property Requirements
1.5        Intangibles
2.1        Allocated Asset Value Methodology/Calculations
6.1.2-1        Property Schedule

6.1.2-2	Material Tenant Defaults, Prepaid Rent, Tenant Improvements, Allowances and Inducements and Landlord Defaults
6.1.2-3        Leasing Commissions
6.1.3        Environmental Matters
6.1.4        Violations of Law

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6.1.5        Litigation
6.1.8.1-1     Mobile Home Etc., Condo Etc.

6.1.8.1-2	Properties in “Turn Status”
6.1.8.2        Condemnation Proceedings
6.1.8.3-1    HOA Schedule
6.1.8.3-2    HOA Leasing Prohibitions
6.1.11        Flood Zone
7.4         List of Properties with Required Initial Renovations
7.10        Transition Principles
12        Closing Costs
13        Insurance Policies/Schedule of Claims

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